Exhibit 10.7

First Amended and Restated
Supply Agreement

This first amended and restated agreement is entered into as of the 19th day of February 2005 at Chicago, Illinois, USA by and between Integrated PHARMACEUTICALS, INC (hereinafter referred to as “Integrated”) or its representative, an Idaho corporation located at 310 Authority Drive, Fitchburg, Massachusetts 01420 and Fragchem CORPORATION (hereinafter referred to as “Fragchem”), an Illinois corporation with its Registered Office situated at 8809 W. Golf Road #12A, Niles, Illinois 60714.

WHEREAS, Integrated is engaged in the manufacture and distribution of various chemicals including Glucono Delta Lactone (GDL) and other Gluconate products;

WHEREAS, Fragchem has developed and possesses excellent contacts and relationships with the reputed US and international business houses who are dealing with chemicals, drugs, etc.; and

WHEREAS, Fragchem will market and distribute GDL and Gluconate products manufactured by Integrated, in the Midwestern States of Indiana, Illinois, Wisconsin, Iowa and Minnesota;

NOW THEREFORE the parties hereby agree as follows:

1. Minimum Annual Purchases. Fragchem ensures and agrees to purchase a minimum of $6,000,000 per year of GDL and Gluconate products under the terms and condition of this contract starting from May 1st, 2005. For purposes of this clause, a “year” means a 12-month period starting on May 1 and ending on the next April 30.

2. Effect of Long Sales Cycle on First Year Sales. Fragchem understands that, for introducing a new manufacturer to the existing consumers of gluconate products, it might take longer for product approval than it takes from current users, and that this may cause the first year’s sale volume of Gluconates to its potential customers to be lower than they might otherwise be. Fragchem will use its best efforts to sell as much GDL and Gluconates as possible in the first year of contract to meet its annual sales target.

3. Samples and Customer Feedback. Integrated shall provide GDL and other Gluconate products samples to Fragchem to submit for approvals to various end users. Fragchem will provide potential customers input to Integrated about the products.

3. Price. The price at which Fragchem will sell the GDL and Gluconate products to the customers shall be mutually decided by Integrated and Fragchem through a separate agreement. The pricing of GDL and Gluconate products shall be reviewed by both parties at every quarter or mutually agreed upon intervals.

4. Inventory. Fragchem will keep GDL and Gluconate products inventory in its warehouse (six weeks supply) after six months from signing the contract.

5. Payment. Fragchem will pay Integrated after 30 days from the date of delivery to Fragchem’s warehouse.

6. Term. The initial term of this Agreement shall commence from May 1st, 2005 and unless sooner terminated pursuant to the terms hereof, shall continue in effect for 5 years and thereafter from year to year.

7. Integrated Representations. Integrated represents and warrants that:

(a)	GDL and Gluconate products purchased and sold under this Agreement will meet the specifications (In house or USP or any publishes specs)
(b)	Integrated will observe good manufacturing practices established by the U.S. F.D.A. which are applicable to the manufacturing of GDL and Gluconate products
(c)	Drug Master File: Integrated shall file for DMF to US FDA for GDL and Gluconate products if necessary at an earliest time;

8. Invoicing. Integrated will invoice Fragchem at a price 5-10% below the Fragchem sale price to the customers. The 5-10% range of commission schedule will be determined based on the price of products sold at a mutually agreed upon terms. Thirty to fifty percent of the total commission shall be paid in restricted shares to FragChem. The share price should be the closing price of INTP on 2/18/05 subject to approval by the board of directors of INTP, which was $1.74.

9. Commission on Integrated Sales. If Integrated sells GDL or Gluconates in Indiana, Illinois, Wisconsin, Iowa or Minnesota without any efforts of Fragchem then Integrated shall pay Fragchem 0.5% fee of total sales price, provided Fragchem sales of GDL or any gluconate products subsequently in that state within the next six months of such sale date of Integrated.

11. Exclusivity. Fragchem shall purchase GDL and Gluconate products solely from Integrated and under no circumstances shall Fragchem purchase the same from other sources without obtaining a prior written consent from Integrated.

12. Governing Law: This Agreement shall be governed by and construed under the laws of The Commonwealth of Massachusetts, without reference to principles of conflicts of laws.

13.  Assignability: Neither party may assign the Agreement without the prior written consent of the other party, except that either party may assign its rights and delegate its duties to a company into which such party is merger or to a purchaser of substantially all of the assets of such party

14.  Remedies. In the event of a material breach of this agreement by either party continuing for more than thirty (30) days after notice of such breach, the non-breaching party may terminate this agreement. Such a termination shall not relieve either party of obligations arising under this agreement (including payment obligations) prior to the effective date of such termination.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first written above.

Integrated Pharmaceuticals, Inc.	FragChem Corporation
Name: CHINMAY CHATTERJEE	Name: KISHORE KADMAR
Signature: /s/ Chinmay Chatterjee	Signature: /s/ Kishore Kadmar
Date: March 11, 2005	Date: March 11, 2005